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                    Eastbrokers International Incorporated
                       15245 Shady Grove Road, Suite 340
                           Rockville, Maryland 20850
                   Phone (+301) 527-1110  Fax (+301) 527-1112
                        email: eastbrokers@crosslink.net



                                March 10, 1997



August A. de Roode
Eastbrokers Beteiligungs A.G.
Schlickgasse 1
1090 Vienna
Austria

Dear Gus:

This letter agreement (this "Agreement") will confirm our agreement relating to the matters covered herein.

1. You hereby resign, effective March 15, 1997 (the "Effective Date"), as an officer and director of Eastbrokers International Incorporated, a Delaware corporation (the "Company"), and all of the Company's subsidiaries.


2. The Employment Agreement dated as of August 1, 1996 (the "Employment Agreement") between the Company and you will be terminated as of the Effective Date and, except as expressly set forth herein, shall be of no further force or effect after such date. The Company shall be obligated under the Employment Agreement to pay all accrued but unpaid salary and benefits earned by you as of the Effective Date. No bonus compensation shall be payable under the Employment Agreement. Upon the making of these payments to you, the Company shall have no further obligation to you under the Employment Agreement.


3. The Restrictive Covenant dated August 1, 1996 in favor of the Company whereby you agreed to refrain from taking certain actions shall continue in full force and effect except that the provisions of Paragraph 2 thereof shall no longer apply.


4. Notwithstanding the terms of the Stock Option Agreement dated as of August 1, 1996 (the "Stock Option Agreement") relating to options to acquire 170,000 shares of the Company's common stock at $2.00 per share (34,000 shares at $10.00 per share on a post-split basis), said options shall not terminate by reason of your employment by the Company, but shall be assignable by you to the purchaser of your shares of the Company's common stock or its designee provided, however, that such assignee is an employee or director of the Company at the time of such assignment. Such assignee's right to exercise the options granted under the Stock Option Agreement shall terminate at such time as such assignee ceases to be an employee or director of the Company.




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5. The Company releases you as of the Effective Date from any obligations under the Unconditional Guaranty dated as of June 14, 1996 of obligations of Eastbrokers Beteiligungs AG ("AG") under that certain Loan Agreement of even date between the Company and AG.


6. The Company releases you as of the Effective Date from any obligations under Section 10.2(a) of the Stock Purchase Agreement dated as of June 14, 1996 (the "Stock Purchase Agreement"); provided, however, that the foregoing shall not relieve you of any obligation under said Section 10.2(a) insofar as it relates to the indemnity obligations arising under Section 4.3 of the Stock Purchase Agreement and relates to the shares of AG sold by you to the Company under said Agreement. You, in turn, release the Company from any obligations under Section 10.2(b) of the Stock Purchase Agreement and agree that no additional shares of the Company's stock shall be issuable to you or your successors or assigns by reason of Section 2.4 of the Stock Purchase Agreement. Any shares which may hereafter be issuable to you under Section 2.3 of the Stock Purchase Agreement shall be issued to your assignee which shall be the purchaser of your shares of the Company's common stock or its designee. You agree to provide the Company with evidence reasonably satisfactory to it of such assignment.


7. The Company agrees to indemnify you to the maximum extent permissible by law in the event that you are or are threatened to be made a party to any action by reason of the fact that you were a director, officer, employee or agent of the Company or any of its subsidiaries or were serving at the request of the Company as a director, officer, employee or agent of another entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you.


8. In consideration of the covenants and agreements contained herein, the Company and its subsidiaries hereby release and forever discharge you and you hereby release and forever discharge the Company and its subsidiaries (including, without limitation, the shareholders, officers and directors of the Company) from any and all claims, causes of action and liabilities of any kind, whether known or unknown, whether legal or equitable, arising out of or in connection with your employment with the Company and/or any of its subsidiaries and/or your service as a director or officer of the Company and/or any of its subsidiaries; provided, however, that the foregoing release shall not release (a) either party from any obligations under or expressly contemplated by this Agreement; or (b) you from any liabilities in connection with the foregoing arising out of any conduct engaged by you involving (i) fraud; (ii) the commission of a felony crime; or (iii) willful or grossly negligent conduct which is demonstrably and materially injurious to the Company and/or any of its subsidiaries. For the purposes hereof, conduct which you reasonably believe to be in the best interests of the Company shall not be deemed "willful."


It is hereby acknowledged by both parties that the foregoing contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior written or verbal agreements or understandings relating to such subject matter. This agreement cannot be modified or terminated verbally, but only by a writing signed by the party sought to be charged.



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If the foregoing correctly sets forth the agreement between you and the
Company, please sign this letter agreement in the space provided and return it to the undersigned thereby making this a binding agreement to be governed by the laws of the State of New York without reference to its conflicts of laws provisions.

                                    Very truly yours,

                                    EASTBROKERS INTERNATIONAL INCORPORATED


                                    By        /s/ Martin A. Sumichrast
                                       ------------------------------------
                                       Martin A. Sumichrast
                                       Executive Vice President, Secretary


Accepted and Agreed to as of the
     15th day of March, 1997


      /s/ August A. deRoode
---------------------------------
August A. deRoode